EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-84599) and related Prospectus Supplement of Textron Inc. for the registration of $300,000,000 Notes due June 1, 2012 and to the incorporation by reference therein of our report dated January 24, 2002, with respect to the consolidated financial statements of Textron Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 29, 2001 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                              /s/  Ernst & Young LLP

Boston, Massachusetts
May 20, 2002